February 22, 2021

Charles Szoradi
CEO
Energy Intelligence Center, LLC
22 Waterloo Avenue
Berwyn, PA 19312

Dear Mr. Szoradi:

As the CEO of FOMO CORP., ("FOMO"), I am pleased to memorialize my commitment to engage in this Letter of Intent (LOI) for FOMO CORP. ("FOMO") to acquire the assets of Energy Intelligence Center, LLC ("EIC") for the following consideration: 1) 125,000 Series B Preferred Shares of FOMO (convertible into 125,000,000 FOMO common shares) plus 2) 50,000,000 common stock purchase warrants with an exercise price of $0.01 and a three-year exercise price. This consideration is subject to the following considerations jointly agreed to by you, me, and the undersigned Dilip R. Limaye, Managing Partner of Online Energy Manager, LLC ("OEM").

Upon completion of a 30-day due diligence period, asset purchase closing, and receipt of 125,000 Series B Preferred Shares as well as 50,000,000 common stock purchase warrants with an exercise price of $0.01 and a three-year exercise price (cashless or cash exercise subject to registration and a stock price greater than $0.03 for 20 of 30 prior sessions close), EIC will provide OEM the following: 1) 75,000 of the Series B Preferred Shares, and 2) 25,000,000 of the warrants, in return for OEM canceling the Preferred Membership Units of EIC owned by OEM and the future royalty payments due from EIC to OEM under an OEM/EIC Settlement Agreement dated January 11, 2021. Out of the FOMO warrants to be issued to or owed to OEM, OEM has agreed to assign 25,000,000 of them to one or more of EIC's key staff, consultants or advisors (the "EIC team members"). Meanwhile, EIC will assign 25,000,000 of its remaining warrants to one or more of the EIC team members. Both the OEM and/or EIC warrant assignment(s) are subject to the following conditions in order to vest as well as mutual agreement with EIC team members and subject to FOMO's approval.

The performance criteria for EIC Team Members includes the completion of the two existing/active EIC accounts and preparation of case studies in PowerPoint format and project completion reports acceptable to OEM and FOMO; and two additional completed projects with the same deliverables. EIC team members who choose to accept the terms of the FOMO warrants will also receive consulting fees from EIC at either mutually agreed fair market hourly rates or project rate compensation.

After the above referenced allocations, it is agreed that EIC will use the remaining balance of the FOMO 50,000 Series B Preferred Shares to pay prior obligations, obtain working capital, and/or to hold for investment subject to the share price and FOMO growth trajectory and dependent on restrictions of Rule 144 of the Securities Exchange Commission ("SEC").

This offer will expire at the close of business ("COB") 5pm ET on Tuesday, February 23, 2021.

**** SIGNATURE PAGE ****

Date: 02/22/2021

Charles A. Szoradi - CEO, Energy Intelligence Center, LLC

Date: 02/22/2021

Dilip R. Limaye - Managing Partner, Online Energy Manager, LLC

VIKRAM GROVER

Date: 02/22/2021

Vikram Grover – CEO, FOMO CORP.